FOR IMMEDIATE RELEASE


  EMPIRE OF CAROLINA ANNOUNCES SALE OF SUBSTANTIALLY ALL OF ITS TOY OPERATIONS

Delray Beach, FL; July 3, 2001 - Empire of Carolina, Inc. (Other OTC: EMPIQ) announced today that on June 29, 2001, it and two of its subsidiaries, Empire Industries, Inc. and Empire Toys (HK), Ltd., sold substantially all of the Company's toy operations to Alpha International, Inc., including the "Buddy L," Grand Champions, Big Wheels, Yo-Yo lzantBalls, D-Cell Ride On's and Crocodile Mile Waterslides and Sprinklers product lines. Alpha also acquired various licenses, intellectual property, executory contracts and existing inventory located in the United States and Hong Kong and all of its right, title and interest to the capital stock of Empire Toys (HK), Ltd.. The purchase price for the assets was $6.25 million paid in cash to the Company and the assumption by Alpha of certain related liabilities in the approximately amount of $1.5 million. Alpha also provided substitute cash collateral and a substitute letter of credit to replace Empire Toys (HK)'s existing $3,000,000 (HKD) credit facility. The proceeds of sale will be used to partially satisfy the secured debt of La Salle National Bank, N.A., as agent for itself and certain other banks, partially fund a distribution to unsecured creditors, and allow for the payment and performance of the remaining administrative claims and obligations in the Chapter 11 Cases.

Empire of Carolina and Empire Industries filed for reorganization under Chapter 11 on November 17, 2000 and have continued operations on a debtor-in-possession basis. On May 25, 2001, they filed an emergency motion with the Bankruptcy Court for the Southern District of Florida (Judge Paul G. Hyman) seeking court authorization to sell substantially all of their assets to Alpha. On June 1, 2001, the sale was preliminarily approved by the U.S. Bankruptcy Court contingent upon receipt of higher bids. The final hearing on the proposed sale was held before Judge Hyman on Wednesday, June 27, 2001. At the hearing, Alpha submitted the highest and best offer for the assets, with a bid of $6,250,000.00 and an obligation to assume certain liabilities of the Company. One other company submitted a lower bid at the hearing for substantially all of the Company's assets, and two other bidders submitted "partial" competing bids (i.e., bids for less than substantially all of the Company's assets) that also were not accepted.

Empire Toys (HK), Ltd. has not filed for relief under the U.S. Bankruptcy Code.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties, including the ability of the Company to fund and execute a new operating plan for the Company. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Empire of Carolina, Inc., 561-498-4000.